Exhibit 10.1

SEPARATION AGREEMENT

This Separation Agreement (“Agreement”) is given by me, Richard Mandeberg, in exchange for additional compensation to me by Support, Inc. (the “Company” or “Support.com”), as more fully described in Sections 1 and 2 below (the “Severance”). The Severance will be subject to all federal, state, local and other withholdings and similar taxes and payments required by applicable law, and will be paid to me by Support.com as described in this Agreement including the Attachments hereto.

1.	Representations. I acknowledge and agree that: (i) my employment with the Company will terminate on April 30, 2010 (“Employment Separation Date”); and that (ii) on my Employment Separation Date I will be paid all wages owed to me by the Company through my Employment Separation Date; (iii) my entitlement to benefits at the Company will terminate on the last day of the calendar month of my Employment Separation Date; (iv) I will return to the Company all items of Company property, materials and documents I received or created during my employment; (v) if I have sustained any illness or injury as a result of my employment with the Company, I will have submitted a workers’ compensation claim to the Company’s Human Resources department; and (vi) not all of the Severance is something to which I have a pre-existing entitlement to receive from the Company.

Notwithstanding the foregoing, for the purposes of the Company’s pre-existing stock plans under which I have equity grants, I acknowledge and agree that my service to the Company will not terminate on the Employment Separation Date on the condition that I enter into the Consulting Agreement attached as Attachment 1 (“Consulting Agreement”) hereto, and that I comply with the terms and conditions of the Consulting Agreement. I acknowledge and understand that I must provide actual bona fide services as provided in the Consulting Agreement, and on this condition, my stock options will continue to vest through the last day of my services under the Consulting Agreement, expected to be August 31, 2010 unless terminated earlier (the “Consulting Termination Date”); at that point my stock options will stop vesting on my Consulting Termination Date and will remain exercisable for the limited period of time following this date as set forth in the applicable stock option agreement(s) with respect to the exercise of vested grants following termination of employment and services.

2.	Payments. Provided I sign this Agreement within forty-five (45) days following the Employment Separation Date and do not revoke such Agreement within seven (7) days after signing it, and I comply with the terms of this Agreement including the Attachments, then the Severance and fees under the Consulting Agreement paid by Support.com to me will consist of the following:

a.	Commencing on the first payroll date within the sixty (60) day period following my Employment Separation Date on which this Agreement is effective, the Company shall pay to me a first monthly installment of $100,625 and thereafter commencing on July 1, 2010, three (3) additional monthly installments of $20,625 a total cash amount of $162,500, less all applicable tax withholding;

b.	A lump sum cash payment in the amount of seventeen thousand five hundred twenty-three dollars and fifty-four cents ($17,523.54) on the Employment Separation Date to compensate for 162 hours of lost PTO time (subject to adjustment if PTO balance changes by Employment Separation Date);

c.	A continuation of service for the purposes of the Company stock option plans through the Consulting Termination Date so that my option grants under such plans shall continue to vest in accordance with their terms until the Consulting Termination Date, and my then-vested options shall remain exercisable for ninety (90) days thereafter in accordance with and subject to the terms of my option grants; and

d.	Should I timely elect under Code Section 4980B to continue health care coverage under the Company’s group health plan for myself, and/or my spouse and eligible dependents following the Employment Separation Date, then the Company shall provide such continued health care coverage for me and my spouse and other eligible dependents at its sole cost and expense. Such health care coverage at the Company’s expense shall continue until the earlier of (i) the expiration of the six (6)-month period measured from the Employment Separation Date and (ii) the first date I am covered under another employer’s heath benefit program which provides substantially the same level of benefits without exclusion for pre-existing medical conditions.

3.	General Release. Excluding future claims arising under this Agreement and Attachments, now, on behalf of myself, my heirs, representatives and assigns, I hereby fully and forever release and discharge the Company, as well as its past and present affiliates, subsidiaries, agents, related entities, officers, directors, shareholders, employees, attorneys, insurers, predecessors, successors, representatives, heirs and assigns (collectively, “Released Parties”), from any and all claims, causes of action, suits, debts, and demands of any and every kind, nature and character, presently known and unknown, arising from or relating to any act or omission occurring prior to the date I sign this Agreement (collectively, “Claims”).

a.	Examples of Claims. The Claims I am releasing and discharging include, but are not limited to, Claims arising from and related to my recruitment, hiring, employment and termination of employment with the Company, including Claims under federal, state and local non-discrimination laws such as Title VII of the Civil Rights Act of 1964 as amended, the Civil Rights Act of 1866, the Civil Rights Act of 1991, the Employee Retirement and Income Security Act of 1974 as amended (“ERISA”), the Americans with Disabilities Act, the Age Discrimination in Employment Act of 1967 as amended (“ADEA”), the Fair Employment and Housing Act and under any and all other applicable federal, state and local laws; Claims for breach of express and implied contractual obligations, misrepresentation, infliction of emotional distress, violation of public policy, defamation, monetary damages and any other form of personal relief, attorneys’ fees and costs.

b.	Known & Unknown Claims. In furtherance of my intent to fully and forever release and discharge the Released Parties from any and all Claims, “presently known and unknown,” I am waiving and releasing all rights and benefits afforded to me, if any, under Section 1542 of the California Civil Code, or under a comparable state law applicable to me. I understand that California Civil Code Section 1542 provides as follows (parentheticals added):

A general release does not extend to claims which the creditor (e.g., me) does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor (e.g., the Company).

I understand that this means that, if I later discover facts different from or in addition to those that I now know or believe to be true, that my release and discharge of all Claims under this Agreement shall be and remain in full force and effect in all respects notwithstanding such different or additional facts or my later discovery of such facts.

c.	Exclusions. I understand that my release and discharge of all Claims under this Agreement excludes any claim(s) I may have for:

•	unemployment, disability and paid family leave insurance benefits, if any such benefit programs apply to me, pursuant to the terms of applicable state law;

•

workers’ compensation insurance benefits pursuant to Division 4 of the California Labor Code (or comparable law of another state applicable to me) under any worker’s compensation insurance policy or fund of the Company;

•	continued participation in the Company’s group health benefit plans pursuant to the terms and conditions of the federal law known as “COBRA;”

•

any benefit entitlement(s) vested as of my Employment Separation Date, pursuant to written terms of any applicable employee benefit plan sponsored by the Company and governed by the federal law known as “ERISA”;

•

any stock and option shares vested as of my Consulting Termination Date, pursuant to the written terms and conditions of any stock and/or option grant by the Company to me existing before my Employment Separation Date, which shall survive this Release;

•	any expense reimbursements submitted in accordance with Company policies;

•	violation of any federal, state or local statutory and/or public policy right or entitlement that, by applicable law, is not waivable;

•	rights under my Indemnification Agreement with the Company dated October 6, 2009, which shall survive this Release;

•

any rights I may have now or in the future under Article XII of the Company’s by-laws and Article X of the Company’s Amended & Restated Certificate of Incorporation (collectively, “Indemnification”) , it being understood this section neither restricts nor enlarges such rights;

•

entitlement or rights, if any, in favor of me pursuant to any insurance policy purchased by the Company for which I am, directly or indirectly, an intended beneficiary (collectively, an “Insurance Entitlement”) it being understood this section neither restricts nor enlarges such entitlements or rights; and

•	any wrongful act or omission by any Released Party occurring after the date I sign this Agreement.

4.	Continuing Rights and Obligations.

a.	I acknowledge and affirm that I have ongoing obligations to the Company after my Employment Separation Date including, without limitation, under the Employment, Confidential Information and Invention Assignment Agreement that I signed in connection with my employment with the Company and a copy of which is attached hereto as Attachment 2 (“CIIA”), and under the Consulting Agreement attached hereto as Attachment 1 (“Consulting Agreement”).

b.	I understand that nothing in this Agreement prevents or prohibits me from (i) filing a claim with a government agency that is responsible for enforcing a law, (ii) providing information regarding my former employment relationship with the Company, as may be required by law or legal process, or (iii) cooperating, participating or assisting in any government or regulatory entity investigation or proceeding pertaining to the Company.

However, I also understand that, because the Claims I am releasing and discharging under this Agreement include all claims “for monetary damages and any other form of personal relief” (see the section entitled “Examples of Claims” above), I may only seek and receive non-personal forms of relief through any claim I may file with a government agency.

c.	I also understand and agree that, if required by subpoena to provide testimony, or otherwise to cooperate, participate or assist in any legal, government or regulatory proceeding that pertains to my former employment with the Company I shall promptly give written notice to the Company’s Chief Executive Officer (with attention to the Legal Department) that I have been requested or required to disclose information otherwise protected by my CIIA in connection with or during such testimony, legal, government or regulatory proceeding, so that the Company may take legal action to protect its rights under my CIIA.

5.	No Admission of Wrongdoing; No Disparagement. I agree that neither the fact nor any aspect of this Agreement is intended, or should be construed at any time, to be an admission of liability or wrongdoing by either me or by any of the Released Parties. I further agree not to make, or encourage any other person to make, any negative or disparaging statements, as fact or as opinion, about any of the Released Parties or their products, services, vendors, customers, or prospective customers, or any person acting by, through, under or in concert with any of them, and Support.com agrees that it (in public statements or through any of its officers) will not make any negative or disparaging statements, as fact or as opinion, about me.

6.	Agreement Deadline; Revocation Period; Effective Date. I understand that:

I have been advised by the Company to consult with an attorney of my own choosing before signing this Agreement and returning it to the Company on or before the Agreement Deadline.

The last date I can sign this Agreement is forty five (45) days after my Employment Separation Date (“Agreement Deadline”).

For seven (7) days after the date I actually sign this Agreement, I may revoke it (“Revocation Period”). If I revoke this Agreement, I must deliver written notice of my revocation to the Company, no later than the seventh day after the date I signed this Agreement.

The “Effective Date” of this Agreement will be the date I have signed it, provided that I have returned to the Company my signature agreement to this Agreement and I have not timely revoked it during the Revocation Period. I understand that this Agreement, as signed by me, and any notice of revocation, should be delivered by U.S. mail, hand or overnight delivery or facsimile to the number below

Human Resources & Legal Departments, Support, Inc.

1900 Seaport Boulevard, Third Floor, Redwood City, California 94063

Confidential Facsimile No: 650-482-3761

7.	Section 409A.

a.	The parties hereto intend that all benefits and payments to be made hereunder will be provided or paid in compliance with all applicable provisions of section 409A of the Code and the regulations issued thereunder, and the rulings, notices and other guidance issued by the Internal Revenue Services interpreting the same, and this Agreement shall be construed and administered in accordance with such intent. The parties also agree that this Agreement may be modified, as reasonably requested by either party, to the extent necessary to comply with all applicable requirements of, and to avoid the imposition of any additional tax, interest and penalties under, the section 409A of the Code in connection with, the benefits and payments to be provided or paid hereunder. Any such modification shall maintain the original intent and benefit of the applicable provision of this Agreement, to the maximum extent possible without violating section 409A of the Code.

b.	In accordance with Section 1.409A-3(d) of the Treasury Regulations, a payment under this Agreement will be treated as made on the designated payment date if the payment is made (i) at such date or a later date within the same calendar year, or if later, by the 15th day of the third month following the date designated in this Agreement or (ii) at a date no earlier than 30 days before the designated payment date (provided that I may not, directly or indirectly, designate the year of payment).

c.	Notwithstanding any provision in this Agreement to the contrary, the following special provisions shall govern the payment date of my cash severance payments in the event that payment is deemed to constitute an item of deferred compensation under Section 409A:

i.	The severance payments will not be made at any time prior to my Employment Separation Date, and

ii.	No payments or benefits to which I become entitled under this Agreement shall be made or paid to me prior to the earlier of (i) the expiration of the six (6)-month period measured from my Employment Separation Date or (ii) the date of my death, if I am deemed at the time of such separation from service to be a “key employee” within the meaning of that term under Code Section 416(i) and such delayed commencement is otherwise required in order to avoid a prohibited distribution under Section 409A(a)(2). Upon the expiration of the applicable deferral period, all payments deferred pursuant to this paragraph shall be paid to me in a lump sum.

8.	Governing Law. This Agreement shall be governed by and interpreted under the laws of the State of California.

9.	Complete Agreement; Changes. In signing this Agreement and it becoming effective, I represent and warrant that I am not relying on any statements, representations, negotiations, promises or agreements that are not expressly set forth in this Agreement. I also understand and agree that:

•	this Agreement including the Attachments contains my entire understanding, and the entire agreement by me, with respect to the matters covered herein; and

•

this Agreement merges, cancels, supersedes and replaces all prior statements, representations, negotiations, promises or agreements relating to the subjects covered by this Agreement that may have been made by any of the Released Parties, including but not limited to my offer letter from the Company dated November 22, 2006 as amended and restated on October 6, 2008, except (i) my CIIA and Consulting Agreement which remain in full force and effect in accordance with their respective terms, (ii) the benefit plans and agreements referenced in Section 3(c), above, and (iii) any debt obligation I owe to the Company; and

•	this Agreement cannot be changed except by another written agreement signed by me and the Chief Financial Officer or the Chief Executive Officer of the Company.

I HAVE READ THIS AGREEMENT. I UNDERSTAND IT AND KNOW THAT I AM GIVING UP IMPORTANT RIGHTS, INCLUDING THE RIGHT TO SUE FOR AGE DISCRIMINATION, HARASSMENT AND RETALIATION UNDER THE ADEA. I AM AWARE OF MY RIGHT TO CONSULT WITH AN ATTORNEY OF MY OWN CHOOSING BEFORE SIGNING THIS AGREEMENT, AND I HAVE BEEN ADVISED TO UNDERTAKE SUCH CONSULTATION. I SIGN THIS AGREEMENT FREELY AND VOLUNTARILY, WITHOUT COERCION OR DURESS.

Dated:
Richard Mandeberg

Support, Inc.

Dated:
By: Joshua Pickus
Its: President and Chief Executive Officer

Attachment 1

Consulting Agreement

SUPPORT.COM, INC.

CONSULTING SERVICES AGREEMENT

This Consulting Services Agreement (“Agreement”) is made by and between Support.com, Inc., a Delaware corporation with its principal place of business at 1900 Seaport Blvd. 3rd Floor, Redwood City, CA 94063 (“Support.com”), and Richard Mandeberg, an individual with a residence or principal place of business at 11671 Putter Way, Los Altos, CA 94024 (“Consultant”), and is effective as of the Employment Separation Date as provided in the Parties’ Separation Agreement to which this Agreement is attached, or the date of signature by both Parties below, whichever occurs last (the “Effective Date”).

The parties agree as follows:

1. STATEMENT OF WORK FOR SERVICES.

1.1 Contract Components. Subject to the terms and conditions of this Agreement, Consultant shall perform the services requested by Support.com as described in the Statements of Work attached hereto as Exhibit A (the “Services”). A Statement of Work sets forth the Services to be delivered, the time schedules for delivery and all fees, costs and related expenses to be paid by Support.com. The parties may enter into additional Statements of Work for such additional consideration as the parties may mutually agree, and, if so, each will constitute a separate contract subject to the terms and conditions of this Agreement. Each Additional Statement of Work shall be in writing, properly executed by the parties, reference this Agreement number, and shall be prepared in substantially the same form as Exhibit A. Statements of Work may be amended in a writing properly executed by the parties.

1.2 Performance. Consultant shall perform the Services in a careful, professional, workmanlike and timely manner. In the event that the Services are performed on Support.com or its customers’ (“End Customer”) premises, Consultant agrees, while working on Support.com or End Customer premises, to observe all Support.com or End Customer rules and policies, including, but not limited to security of, access to or use of Support.com or End Customer premises or other properties. Consultant will protect Support.com and its End Customers’ proprietary or Confidential Information as set forth in Section 3 below. Consultant shall not remove any property of Support.com or its End Customers, including but not limited to any Confidential Information, from Support.com or its End Customers’ premises without the prior written consent of Support.com.

1.3 Project Management. [Deleted].

1.4 Right to Reject Consultant Employees. [Deleted.]

1.5 Subcontractors and Third Parties. Consultant shall not use independent consultants, subcontractors or other persons other than Consultant to perform the Services without the express written consent of Support.com.

2. TERM AND TERMINATION.

2.1 Term. This Agreement shall commence on the Effective Date and shall continue until August 31, 2010 unless terminated earlier in accordance with the provisions of this Section 2 or upon the mutual agreement of the parties (the “Term”).

2.2 Termination for Convenience. [Deleted.]

2.3 Termination for Breach. If either party defaults in the performance of any material provision of this Agreement, or of the Parties’ Separation Agreement, the non-defaulting party may terminate this Agreement upon seven (7) days’ written notice thereof in the event the default remains uncured or cannot be cured. Such termination will result in immediate cessation of Consultant’s continuation of service under the Company’s stock plans and any further payments under Section 2(a) of the Separation Agreement will cease.

Without limiting the foregoing, the Parties acknowledge and agree that if, for example, Consultant breaches the non-disparagement provisions of the Separation Agreement, or breaches the non-solicitation provisions of the CIIA as attached to the Separation Agreement, then Support.com may terminate this Consulting Agreement for cause as provided herein if the breach remains uncured or cannot be cured.

2.4 Return of Materials; Cooperation. Upon termination of this Agreement for any reason, Consultant shall promptly return to Support.com (i) all Work Product (as defined in Section 3 below), software, records, materials, equipment, drawings and documents which are owned, leased or licensed by Support.com; and (ii) any data or documents of any nature pertaining to or incorporating any Confidential Information of Support.com (as defined in Section 3 below), including any copies thereof, regardless of when obtained by or made available to Consultant. Additionally, Consultant shall prepare and submit such documentation as may be necessary to evidence the results of the Services and the progress of Consultant in the performance of the Services.

2.5 Non-Solicitation of Support.com Employees and Contractors. Contractor agrees that, during the term of this Agreement and for a period of twelve (12) months thereafter, Consultant will not solicit or induce any employee or independent contractor of Support.com to terminate or breach any employment, contractual or other relationship with Support.com.

2.6 Survival. The termination of this Agreement for any reason shall not terminate the obligations or liabilities of the parties under Sections 2, 3, 4 and 5, each of which shall survive any such termination.

3. PROPRIETARY INFORMATION; CONFIDENTIALITY; TRADING RESTRICTIONS.

3.1 Confidentiality. Consultant agrees to keep confidential and not to disclose or make any unauthorized use of any trade secrets, confidential information, knowledge, data or other information of Support.com relating to products, research and development activities, processes, software, titles, concepts, know-how, designs, formulas, test data, customer lists, business plans, marketing plans and strategies, and pricing strategies or other subject matter pertaining to any business or research of Support.com, or any of Support.com’s clients, customers, consultants, licensees or affiliates, or which Consultant knows or has reason to know is considered confidential by Support.com (collectively referred to herein as “Confidential Information”), which Consultant may have produced, obtained, learned or otherwise acquired during the course of rendering services to Support.com (including, but not limited to, the Services). Consultant’s duty to maintain such Confidential Information in confidence hereunder shall survive the termination of this Agreement for a period of three (3) years, except to the extent that any such Confidential Information becomes generally known in the industry through no direct or indirect fault of Consultant. Consultant agrees to use such Confidential Information solely in connection with the performance of Services and for no other purpose.

3.2 Disclosure and Assignment of Inventions. All worldwide rights, title and interest in and to the programs, systems, data, concepts, ideas or materials conceived, produced or reduced to practice by Consultant, alone or with others, resulting from or relating to the Services, and the improvements and inventions made thereon, including without limitation all copyrightable or patentable materials (collectively the “Work Product”), and all intellectual property rights in and to the Work Product, shall belong exclusively to Support.com. Consultant hereby assigns and transfers in perpetuity to Support.com without further compensation all of Consultant’s worldwide rights, title and interest in and to the Work Product, including, but not limited to, all patent rights, copyrights, mask work rights, trade secret rights and other proprietary rights therein. Consultant agrees to promptly disclose all Work Product in writing to Support.com, to execute such patent, copyright and other documents of assignment, transfer or registration, and to provide such other assistance as Support.com may reasonably request, at Support.com’s expense, in order to assist Support.com in obtaining, perfecting, evidencing or protecting its rights. In the event that Support.com is unable to obtain Consultant’s signature to any lawful and necessary document required to apply for or prosecute any patent, copyright or other applications with respect to any Work Product (or renewals, extensions, continuations, divisions or improvements thereof), Consultant irrevocably designates and appoints Support.com and its duly authorized officers and agents as Consultant’s agents and attorneys-in-fact to act for, and on Consultant’s behalf, to execute and file any such document with the same legal force and effect as if executed by Consultant.

3.3 Maintenance and Return of Records. Consultant agrees to keep and maintain adequate and current written records of all Work Product (in the form of notes, sketches, drawings and as may be specified by Support.com), which records shall be available to and remain the sole property of Support.com at all times. At the end of the project, the Consultant agrees to return all Work Product, Confidential Information, notes, reports, lists and any other material related to the project back to Support.com.

3.4 Other Obligations. Consultant acknowledges that Support.com from time to time may have agreements with customers and other third parties which impose obligations or restrictions on Support.com regarding inventions or creative works made during the course of work thereunder or regarding the confidential nature of such work. Consultant agrees to be bound by all such obligations and restrictions, of which Consultant is informed, and to take all action necessary to discharge the obligations of Support.com thereunder upon notice of same from Support.com.

3.5 Rights of Others. Consultant represents and warrants to Support.com that the Work Product or any part thereof does not and will not infringe or misappropriate any proprietary right of any third party. Consultant represents that Consultant’s performance of this Agreement does not, and will not, breach any agreement to keep in confidence proprietary information, knowledge or data acquired by Consultant in confidence or in trust prior to or during Consultant’s association with Support.com. Consultant will not disclose to Support.com, or induce Support.com to use, any confidential or proprietary information or material belonging to any previous or current employer or others. Consultant agrees not to enter into any agreement, either written or oral, in conflict with the provisions of this Agreement.

3.6 Competitive Activities. During the period in which Consultant is performing services for Support.com and for two (2) years thereafter, Consultant shall not engage in any activity that is in any way competitive with the business or demonstrably anticipated business of Support.com (including, without limitation, rendering any services that are similar to the Services to any party to whom Services are being rendered under this Agreement), and Consultant shall not assist any other person or entity in competing or preparing to compete with any business or demonstrably anticipated business of Support.com.

3.7 Trading Restrictions. During the period in which Consultant is performing services for Support.com, Consultant agrees to comply with the Support.com Insider Trading Policy, which is expressly incorporated herein by this reference. The Insider Trading Policy contains several restrictions on the trading of Support.com shares, including but not limited to, preventing Consultant from trading in Support.com shares on material inside information and restricting the time during which Consultant may trade to certain trading windows throughout the calendar year.

4. LIMITATION OF LIABILITY. SUPPORT.COM SHALL NOT BE LIABLE OR OBLIGATED WITH RESPECT TO ANY SUBJECT MATTER OF THIS AGREEMENT OR UNDER CONTRACT, NEGLIGENCE, STRICT LIABILITY OR ANY OTHER LEGAL OR EQUITABLE THEORY FOR (I) ANY AMOUNTS IN EXCESS IN THE AGGREGATE OF THE FEES PAID BY SUPPORT.COM TO CONSULTANT HEREUNDER DURING THE TWELVE MONTH PERIOD PRIOR TO THE CAUSE OF ACTION, OR (II) ANY SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES (INCLUDING, WITHOUT LIMITATION, FOR ANY LOST REVENUE, PROFITS OR DATA), OR (III) ANY MATTER BEYOND ITS REASONABLE CONTROL. SOME STATES DO NOT ALLOW THE EXCLUSION OR LIMITATION OF INCIDENTAL OR CONSEQUENTIAL DAMAGES, SO THE ABOVE LIMITATIONS AND EXCLUSIONS MAY NOT APPLY TO CONSULTANT.

5. MISCELLANEOUS.

5.1 Notices. Any notice, demand, request or other communications hereunder shall be in writing and shall be deemed sufficient when delivered personally or sent by facsimile (with prompt confirmation of receipt) or upon deposit in the U.S. mail, as certified or registered first class mail, with postage prepaid, and addressed, if to Support.com, at its principal place of business set forth above, Attention: Legal Department and if to Consultant, at Consultant’s principal place of business set forth above, unless another address shall have been designated in the manner provided in this Section 5.1.

5.2 Successors and Assigns. The rights and benefits of this Agreement shall inure to the benefit of, and be enforceable by, Support.com’s successors and assigns. The rights and obligations of Consultant under this Agreement may only be assigned with the prior written consent of Support.com and will be binding upon Consultant’s heirs, legal representatives and permitted assigns.

5.3 Further Actions. Both parties agree to execute any additional documents and take such further action as may be reasonably necessary to carry out the purposes of this Agreement.

5.4 Injunctive Relief. In addition to any of the other remedies available to Support.com, Consultant agrees that Support.com and/or Support.com’s shareholders shall be entitled to a decree of specific performance or an injunction restraining violations of Section 3 of this Agreement. No remedy provided herein is intended to be exclusive of any other remedy, and each and every remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity.

5.5 Governing Law. This Agreement shall be governed in all respects by the substantive laws of the State of California, United States of America (excluding conflict of laws rules) as applied to agreements entered into and to be performed entirely within the State of California between California residents, without regard to the U.N. Convention on Contracts for the International Sale of Goods. Any dispute regarding this Agreement shall be subject to the exclusive jurisdiction of the California state courts in and for Santa Clara County, California or, if there is federal jurisdiction, the United States District Court for the Northern District of California, and the parties agree to submit to the personal and exclusive jurisdiction and venue of these courts.

5.6 Attorneys Fees. In the event any legal action becomes necessary to enforce or interpret the terms of this Agreement, the substantially prevailing party shall be entitled, in addition to its court costs, to such reasonable attorneys’ fees, expert witness and legal expenses as may be fixed by a court.

5.7 Severability. If any provision of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions shall continue in full force and effect.

5.8 No Continuation of Consulting beyond Term. Nothing contained herein shall confer upon Consultant any right to continue to render services to Support.com (including the Services) or to become employed by Support.com, and Support.com reserves all rights to terminate Consultant’s services (including the Services) in accordance with the provisions of Section 2.

5.9 Expenses. Each party hereto shall pay such party’s own expenses incurred (including, without limitation, the fees of counsel) on such party’s behalf in connection with negotiating this Agreement or any transactions contemplated by this Agreement.

5.10 Entire Agreement. This Agreement and the Separation Agreement of even date herewith embody the entire agreement and understanding of the parties hereto, and supersede all prior or contemporaneous written or oral communications or agreements between Support.com and Consultant, regarding the subject matter hereof. This Agreement may only be amended by written agreement between Support.com and Consultant. By signing and delivering this Agreement and/or any Exhibit, Attachment, Amendment, or Addendum hereto, each party will be deemed to represent to the other that the signing party has not made any changes to such document from the draft(s) originally provided to the other party by the signing party, or vice versa, unless the signing party has expressly called such changes to the other party’s attention in writing (e.g., by “redlining” the document or by a comment memo or e-mail).

5.11 Waivers. The failure of either party to insist upon the performance of any of the terms, covenants, or conditions of this Agreement or to exercise any right hereunder, shall not be construed as a waiver or relinquishment of the future performance of any rights, and the obligations of the party with respect to such future performance shall continue in full force and effect.

5.12 Counterparts. This Agreement may be executed in one or more counterparts each of which shall be an original and all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the Effective Date.

Support.com, Inc.	Consultant: Richard Mandeberg

By:	Signed:

Name:	Date:

Title:

Date:

EXHIBIT A TO CONSULTING AGREEMENT

STATEMENT OF WORK #1

DESCRIPTION OF SERVICES

Weekly reporting, consulting and other services with respect to the transition of business development responsibilities to new management personnel in a professional and positive manner, including without limitation:

•	Transition for existing accounts and account relationships

•	Transition for prospective accounts and account relationships

•	Transition for existing business development team personnel

•	Orientation and support of new business development lead

•

Maintenance of positive and professional interactions with all involved, including without limitation account relationships and all representatives of the Company’s existing customers and prospective accounts

•	Other reporting and consulting projects as reasonably requested by Support.com in relation to any of the foregoing areas

SCHEDULE

Commencing on the Effective Date and continuing weekly through the Term.

PROJECT MANAGER

Support.com Project Manager.

•	Joshua Pickus

Consultant Project Manager

•	Richard Mandeberg

DESCRIPTION OF COMPENSATION ARRANGEMENTS

Fees and Hours.

Fees are due as provided in the Parties’ Separation Agreement. Work is estimated to involve at least 20% of FTE for Consultant based on past employment.

Payment. As provided in the Parties’ Separation Agreement. All consideration provided in relation to the Parties’ Separation Agreement is inclusive of Consultant’s services as provided in this Statement of Work #1. Consultant acknowledges and agrees that all payments made may be subject to customary withholding for taxes as may be applicable.

Expense Reimbursement. Support.com shall reimburse Consultant for all reasonable expenses incurred under this Agreement at Support.com’s request and with Support.com’s prior written approval. Reimbursable expenses shall be invoiced to Support.com on a monthly basis, together with all supporting documentation required by Support.com, and Support.com shall pay such invoices within thirty (30) days of receipt of invoice.

IN WITNESS WHEREOF, the parties hereto have executed this SOW #1 to the Consulting Services Agreement (“Agreement”) as of the date set forth below and acknowledge that this SOW #1 hereby incorporates and is otherwise governed by the terms set forth in the Agreement, to which this SOW #1 is attached.

Support.com, Inc.	Consultant: Richard Mandeberg

By:	Signed:

Name:	Date:

Title:

Date:

Attachment 2

CIIA